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                                                                    Exhibit 21.1

AFFILIATES AND SUBSIDIARIES OF NCB

NCB Financial Corporation
NCB, FSB
NCB Capital Corporation
NCB 1, Inc.
NCB Retail Finance Corporation
EOS Financial Group, Inc.
NCB Funding Corporation
NCB NetPlatform, Inc.
NCB Franchise Services, Inc.
Capital Avenue, Inc.